UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 20, 2008

REITPLUS, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	333-143415	20-8857707
(State or Other Jurisdiction of Incorporation)	(File Number)	(IRS Employer Identification No.)

8 Greenway Plaza, Suite 1000
Houston, Texas 77046
(Address of Principal Executive Offices)
(713) 850-1400
(Registrant's telephone number, including area code)

____________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	Other Events.
On February 20, 2008, at a meeting of the Board of Directors of REITPlus, Inc., our Board of Directors authorized our officers to take the necessary actions to negotiate and enter into a joint venture (the “Joint Venture”) with JP Morgan Strategic Property Fund (“JP Morgan”) and AmREIT Monthly Income & Growth Fund IV, L.P. (“MIG IV”), an affiliate of our sponsor.  The Joint Venture will acquire Shadow Creek Ranch Town Center, a retail shopping center located in Pearland, Texas with an aggregate of 616,372 square feet.  We will acquire for $5.1 million a 10% interest in the Joint Venture.  JP Morgan will own 80% of the Joint Venture and MIG IV will own 10% of the Joint Venture.  The acquisition of Shadow Creek Ranch is scheduled to close on February 29, 2008.  The total purchase price of Shadow Creek Ranch will be $115,000,000, plus closing costs.

If we are not able to fund our investment in the Joint Venture at the closing of the acquisition of Shadow Creek Ranch, AmREIT, our sponsor, will acquire our Joint Venture interest on our behalf.  AmREIT’s interest in the Joint Venture will last until we raise a minimum of $2,000,000 in our ongoing public offering, at which time we will begin to acquire AmREIT’s interest in the Joint Venture.  We will continue to use proceeds of our offering to acquire AmREIT’s interest in the Joint Venture until we have made the entire investment of $5.1 million.

At the Board meeting held on February 20, 2008, our Board of Directors also approved the payment of an initial distribution rate of 3.0% per annum paid monthly to stockholders of record as of one business day following the close of our acquisition of a stake in the Joint Venture formed to acquire Shadow Creek Ranch.  However, there can be no assurance that the Joint Venture will be able to complete the acquisition of this property.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REITPlus, Inc.

By: /s/ H. Kerr Taylor
H. Kerr Taylor
President
Date: February 26, 2008